Exhibit 99.1

For Immediate Release

February 13, 2013

Approach Resources Inc.

Reports Estimated 2012 Production,

Provides Operations Update and 2013 Outlook and

Schedules Fourth Quarter 2012 Conference Call

2012 Production Increases 24% to 7.9 MBoe/d

2012 Oil Production Increases 101% to 969 MBbls

Recent Horizontal Wolfcamp Wells Average 900 Boe/d IP

Fort Worth, Texas, February 13, 2013 – Approach Resources Inc. (NASDAQ: AREX) today reported estimated production for full year and fourth quarter 2012 and provided an operations update and 2013 outlook. Highlights compared to the prior-year period include:

•	2012 Production up 24% to 7.9 MBoe/d

•	2012 Oil production up 101% to 969 MBbls

•	Fourth quarter 2012 production up 21% to 8.5 MBoe/d

•	Fourth quarter 2012 oil production up 75% to 299 MBbls

Estimated Full Year and Fourth Quarter 2012 Production

Estimated 2012 production totaled 2,888 MBoe (7.9 MBoe/d), up 24% from 2011. Oil production for 2012 increased 101% compared to 2011. Estimated production for 2012 was of 34% oil, 31% NGLs and 35% natural gas, compared to 21% oil, 34% NGLs and 45% natural gas in 2011.

Estimated fourth quarter 2012 production totaled 784 MBoe (8.5 MBoe/d), up 21% from the same period in 2011 and 5% from the prior quarter. Estimated oil production for fourth quarter 2012 increased 75% compared to fourth quarter 2011 and 20% from the prior quarter. Estimated production for fourth quarter 2012 was 38% oil, 30% NGLs and 32% natural gas, compared to 26% oil, 35% NGLs and 39% natural gas in fourth quarter 2011.

Preliminary, average realized prices for fourth quarter 2012, before the effect of commodity derivatives, were $78.27 per Bbl of oil, $30.27 per Bbl of NGLs and $3.22 per Mcf of natural gas, compared to $85.56 per Bbl of oil, $51.71 per Bbl of NGLs and $3.19 per Mcf of natural gas for fourth quarter 2011. Our preliminary, average realized price, including the effect of commodity derivatives, was $44.50 per Boe for fourth quarter 2012, compared to $50.63 per Boe for fourth quarter 2011.

Operations Update

During fourth quarter 2012, the Company drilled 12 wells and completed 10 wells. During 2012, the Company drilled a total of 46 wells and completed 52 wells. At December 31, 2012, we had 10 wells waiting on completion.

We currently are running three horizontal rigs in the Wolfcamp play. The Company recently completed seven horizontal wells targeting the Wolfcamp B bench. The average initial producing rate for these seven wells was 900 Boe/d, made up of 79% oil. Of note, the University 45 G 2216H well (8,049 feet lateral) was completed with 30 stages and flowed at an initial 24-hour rate of 1,042 Boe/d, made up of 80% oil. Also, the Baker B 207H (7,380 feet lateral) was completed with 27 stages and flowed at an initial 24-hour rate of 1,003 Boe/d, made up of 74% oil.

The Company recently reached total depth on the University 45 A 706H and the University 45 A 708H wells, targeting the Wolfcamp A bench and Wolfcamp B bench, respectively. The 706H and 708H wells are part of the Company’s initial, six-well program to test a “stacked” lateral development plan that includes drilling both wells from the same pad location. This pilot program is an important step in the Company’s efforts to transition all three benches, the Wolfcamp A, B and C, to development stage and improve operating efficiencies as well as hydrocarbon recoveries.

The Company currently trucks oil production to Midland, Texas. Due to the widening of the regional Midland/Cushing differential, the Company estimates that its first quarter 2013 differential will range from $13/Bbl of oil to $15/Bbl of oil. This estimate represents the regional differential and transportation fees. Beginning in April 2013, the Company expects to start flowing oil by pipeline to a facility in Reagan County, Texas. We expect transporting our oil production by pipeline and planned regional pipeline projects will significantly reduce our oil differential for the remainder of 2013.

2013 Production and Expense Guidance

We estimate 2013 production to be 3,600 to 3,900 MBoe, with first quarter 2013 production ranging from 8.9 MBoe/d to 9.1 MBoe/d. Our horizontal drilling and development program in 2013 includes pad development. This approach is anticipated to improve operating efficiencies and resource recoveries while reducing facilities costs and surface impact. As a result of pad drilling, completing multiple wells at one time, or “batch completions,” and shutting in adjacent producing wells during completions, we expect a “stair-step” production growth profile for 2013. Pad drilling could also increase our estimates of 2013 capital expenditures and production if the total number of days to drill and complete wells decreases significantly.

The table below sets forth the Company’s current production and operating costs and expenses guidance for 2013.

2013
Guidance
Production:
Total (MBoe)	3,600 – 3,900
Percent oil and NGLs	70%

Operating costs and expenses (per Boe):
Lease operating	$7.00 – 8.00
Production and ad valorem taxes	$3.00 – 4.50
Exploration	$2.00 – 3.00
General and administrative	$7.00 – 8.50
Depletion, depreciation and amortization	$20.00 – 24.00

Capital expenditures (in millions)	Approximately $260

The Company’s guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. In addition, our 2013 capital budget is subject to change depending upon a number of factors, including additional data on the Company’s Wolfcamp oil shale resource play, results of horizontal and vertical drilling, completions and recompletions, including pad drilling and batch completions, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, NGLs and gas, the availability of sufficient capital resources for drilling prospects, the Company’s financial results and the availability of lease extensions and renewals on reasonable terms.

Commodity Derivatives Update

We enter into commodity derivatives positions to reduce the risk of commodity price fluctuations. For 2013, we have commodity derivatives positions covering 2,300 Bbls/d of oil for February 1, 2013, through December 31, 2013. The table below is a summary of our current derivatives positions.

Commodity and Time Period	Contract Type	Volume Transacted	Contract Price
Crude Oil – 2013	Collar	650 Bbls/d	$90.00/Bbl – $105.80/Bbl
Crude Oil – 2013	Collar	450 Bbls/d	$90.00/Bbl – $101.45/Bbl
Crude Oil – February 2013 – December 2013	Collar	1,200 Bbls/d	$90.35/Bbl – $100.35/Bbl
Crude Oil – 2014	Collar	550 Bbls/d	$90.00/Bbl – $105.50/Bbl
Natural Gas – 2013	Swap	200,000 MMBtu/month	$3.54/MMBtu
Natural Gas – 2013	Swap	190,000 MMBtu/month	$3.80/MMBtu

Conference Call Scheduled for February 22, 2013

Approach will host a conference call on Friday, February 22, 2013, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss fourth quarter and full year 2012 financial and operating results. The Company plans to issue fourth quarter and full year 2012 results after market close on Thursday, February 21, 2013.

To participate in the conference call, domestic participants should dial (866) 362-5158 and international participants should dial (617) 597-5397 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. The webcast will be archived for replay on the Company’s website until May 23, 2013.

In addition, the Company will host a telephone replay of the call, which will be available for one week. U.S. callers may access the telephone replay by dialing (888) 286-8010 and international callers may dial (617) 801-6888. The passcode is 51273543.

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 148,000 net acres. The Company’s estimated proved reserves as of June 30, 2012, total 83.7 million barrels of oil equivalent, made up of 64% oil and NGLs and 36% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include expectations of anticipated financial and operating results of the Company, including production, realized prices and timing of infrastructure projects and capital expenditures, differential, production and operating expenses guidance. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on its website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Information in this release regarding production and realized commodity prices is preliminary and unaudited. Final results will be provided in our annual report on Form 10-K for the twelve months ended December 31, 2012, to be filed on or before March 1, 2013.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

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